Exhibit 10.17
                                                                   -------------


                       John H. Duerden                  Dictaphone Corporation
                       Chairman and                     3191 Broadbridge Avenue
                       Chief Executive Officer          Stratford, CT 06497-2559

                                                        phone 203.381.7308
                                                        fax 203.381.7494

[DICTAPHONE LOGO]






                                   July 9, 1997


Mr. Joseph D. Skrzypczak
Vice President and Chief Financial Officer
Dictaphone Corporation
3191 Broadbridge Avenue
Stratford, CT 06497

Dear Joe:

     Reference  is  made  to  the  employment   letter  agreement  (the  "Letter
Agreement")  dated  July  21,  1995  by  and  between   Dictaphone   Corporation
("Dictaphone") and you.

     This letter will set forth our agreement with respect to certain aspects of your employment relationship with Dictaphone; provided, however, that, except as specifically modified herein, the provisions of the Letter Agreement shall remain in full force and effect.

     In order to induce your continued employment with Dictaphone and for other good and valuable consideration, including but not limited to your past performance, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Salary. Your annual base salary is hereby increased to $275,000, effective as of July 1, 1997;

     2.  Bonus Arrangements.

     2.1 Guaranteed Bonuses. In respect of each of the calendar years 1997 and 1998, you shall be paid a minimum guaranteed bonus equal to fifty percent (50%) of your base salary, payable in the first quarter of 1998 and 1999, respectively.

July 9, 1997
Page 2

     3. Additional Severance Arrangements. Without limiting or modifying the severance benefits described in the Letter Agreement, it is agreed that you shall be entitled to the following additional severance benefits:

     3.1 In the event that you elect to terminate your employment (for any reason whatsoever) with Dictaphone any time after December 31, 1997, you shall be paid immediately by Dictaphone, in a lump sum, an amount equal to two times your annual base salary, in addition to such other severance benefits (other than salary continuation) customarily paid by Dictaphone for executives of your level. For example, if you were to resign your position with Dictaphone on January 2, 1998, you would be entitled to receive the sum of $550,000 (before withholding, taxes, etc.) as a termination payment.

     3.2 In the event of such termination by you of your employment with Dictaphone, Dictaphone shall immediately pay to you that portion of the guaranteed 1997 or 1998 bonuses accrued and unpaid to the date of termination. For example, if you were to resign on February 1, 1998, you would be entitled to be paid (i) your accrued guranteed bonus (if any) with respect to 1997 and
(ii)one-twelfth of the guaranteed bonus with respect to 1998.

     Please indicate your acceptance of this Agreemnet by signing in the space provided below.


                                        Sincerely


                                        Dictaphone Corporation



                                        By: /s/ John H. Duerden
                                           ------------------------------------
                                           John H. Duerden
                                           Chairman and Chief Executive Officer



Agreed to and Accepted:


By: /s/ Joseph D. Skrzypczak
   -------------------------
     Joseph D. Skrzypczak

Dated: 7/11/97
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